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                          DESIGNS, INC.
           (Name of Registrant as Specified in its Charter)


                     JEWELCOR MANAGEMENT, INC.
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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



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[Jewelcor Management, Inc. Letterhead]


September 24, 1999

Mr. Jason Bozek
1455 Research Blvd.
Rockville, MD 20874

Re:Designs, Inc.

Dear Jason:

  Thank you very much for taking time from your busy schedule to meet with my colleagues and myself on Tuesday. I can certainly tell that you have done your homework on Designs.

  JMI has proposed a distinguished and independent slate of directors with excellent credentials, and I am sure you will agree that they have the expertise this company desperately needs. These nominees are committed to enhancing shareholder value and finding the most qualified CEO with expertise in the factory outlet business, and Levi Strauss & Co. product lines to manage the company. As we indicated to you during our meeting, we have had serious discussions with three extremely well qualified potential candidates whom we believe will be acceptable to Levi Strauss.

  I would like to state unequivocally that the JMI Nominees will seek a papal blessing from Levi Strauss before any CEO candidate is selected.

  It is very curious that the company has yet to talk about enhancing shareholder value. At best, they have made anemic reductions in their bloated overhead. When you consider the overhead associated with the closing of the Boston Trader stores, and the nebulous nature of what we view as being inflated restructuring charges, these reductions could be zero or negative. JMI's nominees have outlined the steps that should be immediately taken for the benefit of all shareholders.

  In referring to your last opinion, you stated, "Our endorsement of management in this consent solicitation is almost entirely weighted upon the assumption that the company will be sold in a fair auction process within a reasonable amount of time." We believe a fair auction process did not occur, and have empirical evidence to support that position.

  We hope that we have explained the frustration that we have endured. Nothing has changed since that time other than the letter from Levi Strauss sent to me personally, and any reasonable person knows what precipitated that letter.

  Although the company would, in our opinion, like to confuse shareholders to think otherwise, I am not a nominee for the Board of Directors, and Levi Strauss has not made a single derogatory comment about the qualifications of our esteemed slate of independent nominees.

  In conclusion, the present Board of Directors has done nothing of substance, which is inexcusable in view of the company's current financial situation.

  Please call me or Jim Verano if you have any questions.



                                  Sincerely,


                                  Seymour Holtzman